EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of ASC Topic 740, “Income Taxes” (formerly Financial Accounting Standards Board Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109), effective October 1, 2008), and the effectiveness of the Company’s internal control over financial reporting dated December 14, 2009, appearing in the Annual Report on Form 10-K of Multimedia Games, Inc. for the year ended September 30, 2009.

/s/ BDO Seidman, LLP

Houston, Texas

May 21, 2010